Exhibit 99.1

Contact:	Meg McGilley Chief Financial Officer (858) 480-0402
SOMAXON RECEIVES NOTICE OF NON-COMPLIANCE WITH
NASDAQ CONTINUED LISTING REQUIREMENTS
SAN DIEGO, CA — March 26, 2009 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced that on March 20, 2009 it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) informing the company that based on the company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the period ended December 31, 2008, the company does not comply with the minimum $10 million stockholders’ equity requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3).
The company has until April 13, 2009 to provide a plan to regain compliance with Nasdaq Global Market continued listing requirements. If the company submits the plan and it is accepted by Nasdaq, Nasdaq may grant Somaxon a period of up to 105 days from March 20, 2009 within which to regain compliance with such listing requirements. If Nasdaq determines that Somaxon’s plan is not sufficient to achieve and sustain compliance, it will provide written notice that the company’s securities will be delisted. At such time, Somaxon may appeal the decision to a Nasdaq Listing Qualifications Panel. Alternatively, the company may apply by April 13, 2009 to list its securities on the Nasdaq Capital Market, assuming it satisfies the requirements for continued listing on that market.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon has submitted a New Drug Application for its product candidate, Silenor® (doxepin) to the U.S. Food and Drug Administration.

For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the continued listing of Somaxon’s common stock on the Nasdaq Global Market or the Nasdaq Capital Market and Somaxon’s ability to comply with the listing standards of either market are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to achieve compliance with Nasdaq Stock Market listing requirements; Nasdaq’s agreement with Somaxon’s plans and/or assessments with respect to such compliance; the price of Somaxon’s common stock and the impact of a potential delisting from the Nasdaq Global Market or the Nasdaq Capital Market on such price; Somaxon’s ability to raise sufficient capital to meet FDA requirements and otherwise fund its operations, and to meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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